Exhibit 99.1

FULTON FINANCIAL
CORPORATION

FOR IMMEDIATE RELEASE
Media Contact: Laura Wakeley (717) 291-2616
Investor Contact: Jason Weber (717) 327-2394

Fulton Financial reports second quarter net income of $35.2 million, or $0.20 per share

(July 17, 2018) - Lancaster, PA - Fulton Financial Corporation (NASDAQ:FULT) (“Fulton” or the “Corporation”) reported net income of $35.2 million, or $0.20 per diluted share, for the second quarter of 2018, and net income of $84.7 million, or $0.48 per diluted share, for the six months ended June 30, 2018.
"Overall, we were pleased with the second quarter results, despite the impact of the loss from a single, large commercial lending relationship,” said E. Philip Wenger, Chairman and CEO. “Pre-provision net revenue reached an all-time high this quarter on strong growth in our net interest income, solid fee income growth and a reduction in operating expenses. Absent the impact of the one large commercial lending relationship, we also saw a nice improvement in credit.”
Net income per diluted share decreased 28.6% in comparison to the $0.28 reported for the first quarter of 2018 and 23.1% from the second quarter of 2017. The decrease in net income compared to the two prior periods resulted from a credit loss arising from a single, large commercial lending relationship (“Commercial Relationship”). The provision for credit losses recorded in the second quarter of 2018 for this Commercial Relationship was $36.8 million, or $29.1 million, net of tax. This loss equates to approximately $0.16 per diluted share. The credit loss was previously disclosed and is addressed in more detail below.

Balance Sheet
Total average assets for the second quarter of 2018 were $20.1 billion, an increase of $187.3 million from the first quarter of 2018. Average loans, net of unearned income, increased $107.3 million in comparison to the first quarter of 2018. Average loans and yields, by type, for the second quarter of 2018 in comparison to the first quarter of 2018 are summarized in the following table:

	Three Months Ended
	June 30, 2018		March 31, 2018		Growth
	Balance	Yield (1)	Balance	Yield (1)	$	%
	(dollars in thousands)
Average Loans, net of unearned income, by type:
Real estate - commercial mortgage	$6,298,534	4.34%	$6,305,821	4.16%	$(7,287)	(0.1)%
Commercial - industrial, financial, and agricultural	4,335,097	4.27%	4,288,634	4.15%	46,463	1.1%
Real estate - residential mortgage	2,026,161	3.89%	1,958,505	3.85%	67,656	3.5%
Real estate - home equity	1,502,936	4.83%	1,538,974	4.65%	(36,038)	(2.3)%
Real estate - construction	978,327	4.40%	984,242	4.22%	(5,915)	(0.6)%
Consumer	345,572	4.43%	315,927	4.67%	29,645	9.4%
Leasing	272,298	4.59%	260,780	4.53%	11,518	4.4%
Other	9,452	N/A	8,149	N/A	1,303	16.0%
Total Average Loans, net of unearned income	$15,768,377	4.32%	$15,661,032	4.19%	$107,345	0.7%

(1) Presented on a fully-taxable equivalent basis using a 21% Federal tax rate and statutory interest expense disallowances for the three months ended June 30, 2018 and March 31, 2018.

Average deposits increased $97.1 million in comparison to the first quarter of 2018. Average deposits and interest rates, by type, for the second quarter of 2018 in comparison to the first quarter of 2018 are summarized in the following table:

	Three Months Ended
	June 30, 2018		March 31, 2018		Growth
	Balance	Rate	Balance	Rate	$	%
	(dollars in thousands)
Average Deposits, by type:
Noninterest-bearing demand	$4,281,574	—%	$4,246,168	—%	$35,406	0.8%
Interest-bearing demand	3,952,115	0.50%	3,958,894	0.41%	(6,779)	(0.2)%
Savings and money market deposits	4,538,083	0.49%	4,494,445	0.39%	43,638	1.0%
Total average demand and savings	12,771,772	0.34%	12,699,507	0.27%	72,265	0.6%
Brokered deposits	85,242	1.87%	74,026	1.51%	11,216	15.2%
Time deposits	2,660,410	1.26%	2,646,779	1.20%	13,631	0.5%
Total Average Deposits	$15,517,424	0.50%	$15,420,312	0.43%	$97,112	0.6%

Asset Quality
Non-performing assets were $134.9 million, or 0.67% of total assets, at June 30, 2018, compared to $145.4 million, or 0.73% of total assets, at March 31, 2018.
On May 31, 2018, Fulton filed a Current Report on Form 8-K with the Securities and Exchange Commission disclosing an expected credit loss arising from the Commercial Relationship; at the time of the Current Report, Fulton estimated that the credit loss related to the Commercial Relationship would be up to $32 million, net of tax, or $0.18 per diluted share. Since the date of the Current Report, Fulton determined that the provision for credit loss for the Commercial Relationship, which was recorded in the second quarter of 2018, was $36.8 million, or $29.1 million, net of tax. This loss equates to approximately $0.16 per diluted share. The credit loss resulted from fraudulent activity believed to have been perpetrated by one or more employees of the borrower and its related entities. Based on Fulton’s review of the circumstances of the fraudulent activity involving this borrower, Fulton believes this incident is an isolated occurrence and not indicative of a broader increase in exposure to fraud-related losses in connection with its lending businesses.
Annualized net charge-offs for the quarter ended June 30, 2018 were 1.01% of total average loans compared to 0.10% for the quarter ended March 31, 2018. The second quarter of 2018 net charge-offs included a $33.9 million charge-off, or 0.86% of total average loans on an annualized basis, related to the Commercial Relationship. The allowance for credit losses as a percentage of non-performing loans was 137% at June 30, 2018 compared to 131% for the quarter ended March 31, 2018.
During the second quarter of 2018, Fulton recorded a $33.1 million provision for credit losses, compared to $4.0 million in the first quarter of 2018. The second quarter of 2018 provision for credit losses reflects the $36.8 million provision for credit losses related to the Commercial Relationship, and a $3.7 million negative provision for credit losses, mainly due to payoffs of certain loans that had allowance for credit losses allocations in prior periods and improving overall credit performance.

Net Interest Income and Margin
Net interest income for the second quarter of 2018 was $156.1 million, an increase of $4.7 million, or 3.1%, from the first quarter of 2018. This increase was driven by the aforementioned growth in loans and deposits and a four basis point increase in the net interest margin, to 3.39%. The improvement in the net interest margin resulted from the 11 basis point increase in the average yield on interest-earning assets outpacing the seven basis point increase in the average cost of funds.

Non-interest Income
Non-interest income in the second quarter of 2018, excluding investment securities gains, was $49.1 million, an increase of $3.2 million, or 7.1%, in comparison to the first quarter of 2018. For the second quarter of 2018, other service charges and fees increased $2.2 million, or 19.7%, due primarily to higher commercial loan interest rate swap fees and merchant fees. Mortgage banking revenues and gains on sales of Small Business Administration loans also experienced increases of $1.0 million and $0.5 million, respectively.

Non-interest Expense
Non-interest expense was $133.3 million in the second quarter of 2018, a decrease of $3.3 million, or 2.4%, compared to the first quarter of 2018. This decrease was primarily due to a $2.4 million decrease in professional fees, a $0.8 million decrease in occupancy expenses resulting from higher snow removal and utilities costs in the first quarter of 2018, and a $0.8 million decrease in salaries and benefits due to lower incentive compensation expense, partially offset by a seasonal increase in employee salaries.

Income Tax Expense
The effective income tax rate for the second quarter of 2018 was 9.0%, as compared to 12.5% for the first quarter of 2018. The decrease in the effective income tax rate resulted from lower income before income taxes.

Additional information on Fulton is available on the Internet at www.fult.com.

Safe Harbor Statement
This news release may contain forward-looking statements with respect to the
Corporation’s financial condition, results of operations and business. Do not unduly rely on forward-looking statements. Forward-looking statements can be identified by the use of words such as "may," "should," "will," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future," "intends," “projects,” the negative of these terms and other comparable terminology. These forward looking statements may include projections of, or guidance on, the Corporation’s future financial performance, expected levels of future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in the Corporation’s business or financial results.
Forward-looking statements are neither historical facts, nor assurance of future performance. Instead, they are based on current beliefs, expectations and assumptions regarding the future of the Corporation’s business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements related to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of the Corporation’s control, and actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not unduly rely on any of these forward-looking statements. Any forward-looking statement is based only on information currently available and speaks only as of the date when made. The Corporation undertakes no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.
A discussion of certain risks and uncertainties affecting the Corporation, and some of the factors that could cause the Corporation's actual results to differ materially from those described in the forward-looking statements, can be found in the sections entitled "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2017 and Quarterly Report on Form 10-Q for the quarter ended March 31, 2018, which have been filed with the Securities and Exchange Commission and are available in the Investor Relations section of the Corporation's website (www.fult.com) and on the Securities and Exchange Commission's website (www.sec.gov).

Non-GAAP Financial Measures

The Corporation uses certain non-GAAP financial measures in this earnings release. These non-GAAP financial measures are reconciled to the most comparable GAAP measures in tables at the end of this release.